Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
February 28, 2002                 Dir., Corp. Communications
Page 1 of 1                                   (703) 650-6550

   Atlantic  Coast  Airlines  Holdings, Inc. Chief Financial
Officer to Present at Raymond James & Associates 23rd Annual
             Institutional Investors Conference

Dulles, VA, (February 28, 2002) - Atlantic Coast Airlines Holdings, Inc. (ACA) (NASDAQ/NM: ACAI) Executive Vice
President and Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the Raymond James & Associates 23rd Annual Institutional Investors Conference being held in Orlando, FL. The ACA presentation is scheduled to take place Monday, March 4, 2002, at approximately 9:15am Eastern.

A live audio-only webcast of the conference is being presented by the sponsors. It will be accessible through the following web address:

http://customer.nvglb.com/RaymondJames/Institutional/

Please note that all listeners must pre-register at the above website before gaining access. It is advised that you visit the site at least 15 minutes prior to the live presentation. A recording of the ACA presentation will also be available at that same address for at least 30 days following the conference.

The slides that will accompany the ACA presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:

www.atlanticcoast.com

ACA operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada. The company has a fleet of 124 aircraft-including 93 regional jets-and offers approximately 760 daily departures, serving 64 destinations.

Atlantic Coast employs over 4,000 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.